Exhibit 10.23

FIRST AMENDMENT AND PURCHASE ORDER FINANCE RIDER

TO ACCOUNTS RECEIVABLE PURCHASING AGREEMENT

This FIRST AMENDMENT AND PURCHASE ORDER FINANCE RIDER TO ACCOUNTS RECEIVABLE PURCHASING AGREEMENT (“Amendment”) is dated as of April 29, 2010 and agreed to by and between XPLORE TECHNOLOGIES CORPORATION OF AMERICA, a Delaware corporation (“Seller”), and DSCH CAPITAL PARTNERS, LLC, d/b/a FAR WEST CAPITAL, a Texas limited liability company (“Purchaser”).

RECITALS

WHEREAS, Seller and Purchaser have entered into that certain Accounts Receivable Purchasing Agreement, dated December 10, 2009 (the “ARPA”), wherein Purchaser does, from time to time (and at its sole discretion), purchase from Seller certain of Seller’s accounts receivable;

WHEREAS, Seller desires to modify and amend the ARPA to include Purchaser’s advance of working capital funds to Seller for Seller’s purchase of materials required to fulfill customer purchase orders, and Purchaser is willing to provide such working capital in accordance with the terms of this Amendment; and

WHEREAS, the parties desire to make certain other adjustments to their relative rights and obligations under the ARPA, as more particularly set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the ARPA is modified and amended as follows:

1.     DEFINITIONS AND RULES OF CONSTRUCTION

1.1   GENERAL DEFINITIONS.  Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to them in the ARPA and/or the UCC, as applicable. Otherwise, any defined term shall have the meaning ascribed to it in the Amendment and/or SCHEDULE A hereof.

1.2   RULES OF CONSTRUCTION. It is understood that this Amendment constitutes an amendment and modification of the ARPA. The terms of this Amendment are incorporated into and made a part of the ARPA.   Except as expressly set forth herein, nothing in this Amendment modifies or amends the ARPA or any other document executed by Seller in connection therewith (collectively, the “Funding Documents”).  However, in the event of an irreconcilable conflict or inconsistency between the provisions of any Funding Document and the provisions of this Amendment, the provisions of this Amendment shall control.

1.3 APPENDICES.

All Schedules, Attachments, Addenda and Exhibits (collectively, “Appendices”) hereto, or expressly identified in this Amendment, are incorporated herein by reference.

2.     AMOUNT AND TERMS OF ADVANCES.

2.1 ADVANCES.

(a) Subject to the terms and conditions of this Amendment, from the Closing Date and until the P.O. Facility Termination Date, Purchaser, in its sole discretion, may make advances to Seller (each, an “Advance” and collectively, “Advances”) to enable Seller to fulfill P.O.s. The aggregate outstanding amount of Advances plus the aggregate unpaid balance of Purchased Accounts under the ARPA shall not at any time, before and after said Advance, exceed the Maximum Amount. The Advances shall be repayable in accordance with the terms of this Amendment.

(b) Seller expressly acknowledges, represents and agrees that: (i) Purchaser has made no commitment or agreement to make, provide or arrange for any one or more Advances hereunder; and (ii) Purchaser may at any time determine not to provide or arrange for any Advance requested by Seller hereunder.

(c) Seller shall request each Advance by written notice to Purchaser in the form of an AR and AR and P.O. Request Certificate (which is to replace the AR Purchase Certificate originally introduced in the ARPA), a copy of which is attached hereto as Exhibit “A.”  Purchaser shall be fully protected in relying upon, and shall be entitled to rely upon, (i) any AR and P.O. Request Certificate believed by Purchaser to be genuine, and (ii) the assumption that the Persons making electronic requests or executing and delivering a AR and P.O. Request Certificate on behalf of Seller were duly authorized, unless the responsible individual acting thereon for Purchaser shall have actual knowledge to the contrary. As an accommodation to Seller, Purchaser may permit telephonic or facsimile requests for an Advance and electronic or facsimile transmittal of instructions, authorizations, agreements or reports to Purchaser by Seller. Unless Seller specifically directs Purchaser in writing not to accept or act upon telephonic, facsimile or electronic communications from Seller, Purchaser shall have no liability to Seller for any loss or damage suffered by Seller as a result of Purchaser’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Purchaser by Seller and Purchaser shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. In making any Advance hereunder Purchaser shall be entitled to rely upon the AR and P.O. Request Certificate delivered to Purchaser by Seller and other information available to Purchaser.

(d) No Advance will be made by Purchaser if Seller does not have a P.O. with respect to the Products to be provided thereunder or such P.O. is not an Accepted P.O. A P.O. shall be deemed an Accepted P.O. only when (i) the P.O. is submitted pursuant to a PO Request

Certificate, (ii) Purchaser shall issue an Advance with respect thereto, (iii) the P.O. shall meet each of the requirements set forth in Section 2.3 and (iv) it is not a Cancelled P.O.

(e) Seller shall use the proceeds of the Advances as working capital to be used to fulfill Accepted P.O.s.

(f) The Advances and all other obligations of Seller to Purchaser shall constitute one general obligation of Seller secured by all of the Collateral, as defined in the ARPA.  Accordingly, Section 1.26 of the ARPA is hereby amended to read as follows:

1.26         “Obligations” — all present and future obligations owing by Seller to Purchaser either under the ARPA or under any other agreement between Seller and Purchaser, executed contemporaneously with the ARPA or subsequently thereto, including, but not limited to, any and all amendments, modification, riders or supplements to the ARPA or any other agreement between the parties, whether or not for the payment of money or evidenced by any note or other instrument, direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, arising before, during or after the commencement of any Bankruptcy Case in which Seller is a Debtor, including, but not limited to, any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.

2.2 ADVANCE AMOUNT. Purchaser agrees that for every P.O. against which it decides, in its sole and absolute discretion, to advance funds, Purchaser may advance up to 100% of the Face Value of the Account to be generated from the P.O. (“P.O. Face Value”) minus any fees and charges that may be due and payable hereunder, provided the P.O. NFE (as defined in Schedule A) does not exceed thirty percent (30%) of the total of all Eligible Accounts (as defined in the ARPA), without the prior written consent of Purchaser.

2.3 TERMS OF ACCEPTED PO. Purchaser is not required to consider a P.O. as eligible for the basis of an Advance unless such P.O. meets each of the following requirements (a P.O. which meets such requirements, an “Accepted P.O.”): (a) the P.O. is eligible for an advance rate of 100% as set forth in Section 2.2, supra, as determined by Purchaser in its sole discretion; (b) Seller has irrevocably directed the Account Debtor to make payments of all amounts due Seller to Purchaser; (c) a signed copy of the AR and P.O. Request Certificate shall have been delivered to Purchaser, together with the P.O. in the exact form received by Seller (which P.O. shall be returned by Purchaser in the event an Advance is not made by Purchaser); (d) Purchaser has taken such action as it chooses to verify information contained on the AR and P.O. Request Certificate including the accuracy and reasonableness of the Product Delivery Date and P.O. Delivery Date and validity of the P.O. (which verification may include, without limitation, direct confirmation from the Account Debtor and any vendors and any such verification action or lack thereof shall not relieve Seller from any of its obligations or representations hereunder); (e) the P.O. is not a Cancelled P.O. or a Delinquent P.O.; (f) the P.O., the Products and the P.O. Proceeds are free and clear of all liens, other than those in favor of Purchaser; (g) the Products covered by the P.O. are covered by the insurance and Purchaser is named as loss payee under such insurance policies as required by Section 11.6 of the ARPA; (h) the Products are deliverable pursuant to documents, instruments, and statements in form and substance reasonably satisfactory to Purchaser, all of which to the extent required by Purchaser, have been delivered to Purchaser or a representative designated by Purchaser; (i) to the extent that the Products are or will be covered by a negotiable document of title, such documents have been delivered to Purchaser with all necessary endorsements; (j) transportation of the Products to the Account Debtor shall be controlled by Seller; (k) Seller shall have delivered to Purchaser such additional information and documentation as Purchaser may have from time to time reasonably requested; and (l) all other terms and conditions of the P.O. shall be satisfactory to Purchaser in its sole discretion.

2.4 CHARGES.

2.4.1 Cost of Funds Fee:

(a) Seller shall pay a Cost of Funds Fee to Purchaser equal to the daily balance of the P.O. NFE, as herein defined, multiplied by an annual rate of the lesser of (i) the Wall Street Journal Prime Lending Rate plus 11.50% or (ii) the Maximum Rate, as herein below defined, to accrue daily and be payable monthly.  All computations of interest and fees shall be made by Purchaser on the basis of a three hundred and sixty (360) day year, for the actual number of days occurring in the period for which such interest or fee is payable. The actual number of days includes the day on which the funds are advanced for an Advance and includes the day on which interest is paid. Each determination by Purchaser of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) The term “Maximum Rate,” as used herein, means the greater of (i) the highest rate permitted by applicable federal law, or (ii) a rate per annum equal to the indicated rate ceiling determined weekly in accordance with the computation specified in Section 303.003, Texas Finance Code, as such indicated rate ceiling is in effect from time to time during the term hereof, subject to the provisions of Section 303.009, Texas Finance Code.  If the Maximum Rate is increased by statute or other governmental action subsequent to the date hereof, then Seller agrees that the new Maximum Rate will be applicable hereto from the effective date of the new Maximum Rate, unless such application is precluded by the statute or governmental action or by the general law of the jurisdiction governing this instrument.

2.4.2 Discount Fee: Seller shall pay the Discount Fee equal to 1.00% of each Accepted P.O., payable upon each such P.O. Advance and chargeable against any such Advance.

2.4.3 Out-of-pocket Expenses.  Seller shall pay to Purchaser, on demand, all out-of-pocket expenses directly incurred by Purchaser in the administration of this Amendment such as wire transfer fees, postage and Audit Fees, including any out-of-pocket expenses related to the inspection or review of any Collateral or of Seller’s records.

2.5     ASSIGNMENT OF ACCOUNTS: Acceptance of a P.O. by Purchaser and any accompanying Advance shall constitute a contemporaneous assignment of all right, title and interest in and to any and all current or future Account(s) Receivable generated or to be generated under and pursuant to such P.O., and Purchaser shall be the sole owner of the Account(s) Receivable and any and all proceeds thereof relating to such P.O.  The rights and obligations of the parties with respect to such Account(s) Receivable shall be governed by the terms of the ARPA, and each such Account Receivable shall be deemed an Account as defined in Section 1.1 of the ARPA.

2.6  APPLICATION AND ALLOCATION OF PAYMENTS. Payment of any Obligation incurred with respect to any Advance shall be made from proceeds of the Account generated from such P.O., and such Obligation shall be paid in full from such proceeds within forty-five (45) days of the Advance (the “Advance Due Date”), and shall be applied to such Obligation as follows: (i) first, to pay Purchaser’s expenses incurred in connection with the Advance; (ii) second, to the payment of Purchaser’s fees and charges in connection with the Advance; and (iii) third, to the payment or reimbursement in full of any other Obligations to Purchaser in connection with the Advance. If the Obligations incurred in connection with an Advance are not paid in full by the Advance Due Date, payment of such Obligations shall be made from the proceeds of any of Seller’s Accounts, irrespective of whether such proceeds derive from the specific Account generated by the Accepted P.O., within fifteen (15) days after the Advance Due Date.  The foregoing notwithstanding, Seller hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Seller and Seller hereby irrevocably agrees that Purchaser shall have the continuing exclusive right to apply any and all such payments against the Obligations in such order as Purchaser shall determine.

2.7  ACCOUNTING. Purchaser is authorized to record on its books and records the date and amount of each Advance and each payment hereunder and such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Purchaser shall provide Seller access to an accounting of such recordations but any failure on the part of the Purchaser to keep any such recordation (or any errors therein) shall not in any manner affect the obligation of Seller to repay (with any applicable charges, fees or interest) the Advances made to Seller hereunder. Such statement and accounting shall be deemed final, binding and conclusive upon Seller, absent manifest error.

2.8 TERM AND PAYMENT.

(a) On the P.O. Facility Termination Date, Seller shall pay to Purchaser in full, in cash: (i) all outstanding Advances and all accrued but unpaid charges, fees and/or interest thereon; and (ii) all other obligations due and owing by Seller under this Amendment and in connection with any Advance.

(b) If any Accepted P.O. becomes a Canceled P.O. or a Delinquent P.O., then Seller shall immediately repay the Advance and any charges, fees and/or interest relating thereto.

(c) Each Advance shall be payable on the earlier of (i) the Advance Due Date or (ii) receipt of the P.O. Proceeds.

3.    CONDITIONS PRECEDENT

3.1 CONDITIONS TO THE INITIAL ADVANCES. Purchaser shall not make any Advance, or perform any other action hereunder, until the following conditions have been satisfied in a manner satisfactory to Purchaser in its sole discretion, or waived in writing by Purchaser:

(a) Purchaser shall have received the following, each, unless otherwise specified below or the context otherwise requires, dated the Closing Date, in form and substance satisfactory to Purchaser and its counsel:

(i)               this Amendment duly executed by Seller;

(ii)              acknowledgement by Guarantor (as hereinafter defined) of its unconditional guaranty of any and all obligations of Seller incurred and/or to be incurred under this Amendment;

(iii)          acknowledgment by Subordinated Creditors (as that term is defined in that certain Subordination Agreement dated on or around December 10, 2009, and executed in connection with the ARPA), that the Subordinated Debt is subordinated in right of payment to all obligations of Seller to Purchaser arising under this Amendment; and

(iv)          copies of such financial statements and projections as Purchaser shall reasonably require;

3.2  FURTHER CONDITIONS TO THE ADVANCES. Purchaser shall not make any Advance (including the initial Advance(s)), if, as of the date thereof:

(a) any representation or warranty by Seller contained herein or in any of the Funding Documents shall be untrue or incorrect as of such date, except to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct as of such earlier date; or

(b) any event or circumstance that has had or reasonably could be expected to have a Material Adverse Effect shall have occurred since the Closing Date; or

(c) any Event of Default shall have occurred and be continuing or would result after giving effect to such Advance; or

(d) after giving effect to such Advance the aggregate amount of Advances and Purchased Accounts would exceed the Maximum Amount.

The request by Seller for an Advance and the acceptance thereof shall be deemed to constitute, as of the date of such request and the date of such acceptance, (i) a representation and warranty by Seller that the conditions in this Article 3 and Section 2.3 have been satisfied and (ii) a restatement by Seller of each of the representations and warranties made by it in this

Amendment and in any Funding Document and a reaffirmation by Seller of the granting and continuance of Seller’s security interest in the Collateral, to secure the payment of all Obligations.

4.     REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS

To induce Purchaser to enter into this Amendment and to make Advances hereunder, Seller represents and warrants to Purchaser (each of which representations and warranties shall survive the execution and delivery of this Amendment ), and promises to and agrees with Purchaser as follows:

4.1 P.O.’S.

(a) Each PO submitted with a AR and P.O. Request Certificate (i) is a bona fide P.O. and conforms in all respects to the representations contained in the AR and P.O. Request Certificate and this Amendment, which AR and P.O. Request Certificate is true and correct in all respects, (ii) shall constitute the legal, valid and binding obligations of the Seller and shall be enforceable against the Seller in accordance with its terms, (iii) contains all of the terms and conditions relating to the Customer’s purchase of Products, (iv) at the time such P.O. is submitted, such P.O. is not the subject of a claimed dispute or a claimed request for a modification, and (v) is not the subject of an arrangement for goods or payments to be applied to other purchase orders, invoices or other obligations.

(b) Seller shall (i) fully perform in accordance with the terms and conditions of each P.O. submitted with a AR and P.O. Request Certificate, (ii) not give any other authorization or direction to make payment of all or any part of the P.O. Proceeds except as expressly provided for in this Amendment , (iii) not agree to any amendments, modification of cancellation or revocation of, or substitution for any P.O. and shall not waive any of its rights thereunder without the prior written consent of Purchaser.

(c) Upon delivery of Products to the Customer pursuant to an Accepted P.O., Seller shall issue or cause to be issued a P.O. Invoice (and deliver any other related documents required by the applicable P.O. for issuance of an invoice on account of such P.O.) to the Customer for the full P.O. Price. The P.O. Invoice shall direct the Customer to make payment to Purchaser. Seller shall not accept any payment (including rebates, set-offs, and other Customer adjustments) with respect to any P.O. Invoice. Seller shall receive and hold in trust for the sole and exclusive benefit of Purchaser all sums and instruments representing payment of any P.O. Invoice and all P.O. Proceeds which for any reason come into the possession of Seller, its agents, representatives or any other party acting on behalf of Seller, and shall promptly deliver or cause delivery of such sums to Purchaser.  Notwithstanding the foregoing, Seller re-acknowledges and confirms that the Account(s) generated from the Accepted P.O. is the sole and exclusive property of Purchaser, pursuant to Section 2.5 of this Amendment, and all rights and obligations of Seller and Purchaser thereunder are and will be governed at all times by the terms of the ARPA.

(d) Seller shall (i) take all actions necessary for the packaging and the shipment of

Products to Customers in accordance with Accepted P.O.’s, including, without limitation, processing, packaging, shipping, warehousing, and insuring Products in accordance with the specifications set forth in the applicable Accepted P.O., and to deliver the same to the Customer on or before the P.O. Delivery Date, (ii) provide Purchaser with written notice (including the date shipped and the destination) of each shipment of P.O. Inventory immediately following shipment thereof, such notice to be included with Seller’s submission to Purchaser of the AR Purchase Certificate, as such term is defined in the ARPA (iii) immediately after issuance to the Customer, deliver a copy of each P.O. Invoice to Purchaser, and (iv) endeavor to collect in a manner consistent with past practices, payment with respect to each P.O. Invoice.

(e) Seller is not in breach of any obligations it may have to Customer under a P.O. Seller shall immediately notify Purchaser in writing if an Accepted P.O. becomes a Cancelled P.O. or a Delinquent P.O.  and of any claims, returns, disputes or offsets made by a Customer regarding the Products or payment therefore.

(f) Upon written request by Purchaser, Seller shall deliver or cause to be delivered to Purchaser all documents, notices, instruments, statements and bills of lading relating to Products and P.O. Inventory.

5.   FINANCIAL MATTERS; REPORTS.  Seller represents, agrees and promises that, Seller shall deliver to Purchaser once each week, a list of cancelled P.O.’s.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

PURCHASER:		SELLER:

DSCH CAPITAL PARTNERS, LLC		Xplore Technologies Corporation of America
DBA FAR WEST CAPITAL

By:	/s/ Brian Center	By:	/s/ Michael Jr. Rapisand
Name:	Brian Center	Name:	Michael J. Rapisand
Title:	C.O.O.	Title:	Chief Financial Officer
Address:	2201 Spicewood Springs Drive	Address:	14000 Summit Drive, Suite 900
	Austin, TX 78759		Austin, TX 78728
Date:	April 29, 2010	Date:	April 29, 2010

SCHEDULE A — DEFINITIONS

“Accepted P.O.” has the meaning assigned to such term in Section 2.3.

“Advance” and “Advances” have the meanings assigned to them in Section 2.1(a).

“Advance Due Date” means with respect to each Advance, forty-five (45) days from any Advance.

“Advance Amount” has the meaning assigned to such term in Section 2.2.

“AR and P.O. Request Certificate” means a certificate substantially in the form of EXHIBIT A duly executed by Seller and delivered to Purchaser.

“Cancelled P.O.” means a P.O. (i) which has been cancelled by the Customer prior to delivery of Products to the Customer or (ii) for which the vendor of Products has failed to deliver Products conforming to specifications to the Premises on or before the Products Delivery Date.

“Closing Date” means the business day on which the conditions precedent set forth in Article 3 have been satisfied or specifically waived in writing by Purchaser, and the initial Advance has been made.

“Customer” means a Person which issues a P.O.

“Delinquent P.O.” means a P.O. for which the P.O. Price is not paid by the Account Debtor by the earlier of (i) the Advance Due Date with respect thereto or (ii) the date on which the Accepted P.O. is cancelled.

“Guarantor” means Xplore Technologies Corp., a Delaware corporation, having executed that certain Corporate Guaranty and Suretyship dated on or around December 10, 2009, in favor of Purchaser.

“Material Adverse Effect” means: a material adverse effect on (a) the business, assets, operations, or financial or other condition of Seller, (b) Seller’s or Guarantor’s ability to pay or perform its Obligations, (c) the Collateral or Purchaser’s liens on the Collateral or the priority of any such lien, or (d) Purchaser’s rights and remedies under this Amendment and/or any Funding Document.

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“P.O.” means a purchase order delivered to Seller from a Customer in the ordinary course of its business.

“P.O. Delivery Date” means the date on which the Products are to be delivered to the Customer as set forth in the AR and P.O. Request Certificate and the P.O.

“P.O. Facility Termination Date” means the earliest of (i) the Termination Date as defined by Section 1.36 of the ARPA and (ii) the date of indefeasible prepayment in full by Seller of its obligations hereunder in accordance with the provisions of Section 2.8 of this Amendment.

“P.O. Inventory” means the Inventory consisting of Products required to satisfy a P.O.

“P.O. Invoice” means the invoice rendered upon delivery of the Products pursuant to a P.O.

“P.O. NFE” means that amount equal to the total of a) Advances, b) any unpaid charges or fees due from Seller under this Amendment and c) any unpaid reimbursable expenses due from Seller under the Amendment.

“P.O. Price” means the purchase price set forth in the P.O. to be paid by the Customer for Products.

“P.O. Proceeds” means payments received on account of P.O. Invoices (whether paid by the Customer or any other Person).

“Premises” means the facility or facilities identified in the AR and P.O. Request Certificate where the Products will be delivered and/or processed.

“Product” means the finished goods to be delivered to a Customer pursuant to a P.O.

“Product Delivery Date” means the date on which the Products are to be delivered to Seller as set forth in the AR and P.O. Request Certificate.